EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187405) and Form S-8 (Nos. 333-42945, 333-42668, 333-96697, 333-127381, 333-130180, 333-136398, 333-143090, 333-149440, 333-150839, 333-176200, 333-183158, 333-183159 and 333-207341) of St. Jude Medical, Inc. of our report dated February 23, 2016 (except for Notes 1 and 9, as to which the date is June 7, 2016), with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in this Current Report on Form 8-K.

/s/  Ernst & Young LLP
Minneapolis, Minnesota
June 7, 2016